UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report: July 16, 2009 (Date of earliest event reported:  July 14, 2009)

RBC BEARINGS INCORPORATED
 (Exact name of registrant as specified in its charter)

Delaware	333-124824	95-4372080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Tribology Center
 Oxford, CT 06478
 (Address of principal executive offices) (Zip Code)

(203) 267-7001
 (Registrant’s telephone number, including area code)

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 14, 2009, William P. Killian, a long-time member of the Board of Directors of RBC Bearings Incorporated (the “Company”), announced his retirement from the Board of Directors, effective September 9, 2009 the end of his current term. Mr. Killian’s decision to retire did not involve any disagreement with the Company, its management or the Board of Directors.

On July 14, 2009, in consideration of William P. Killian’s retirement and years of service as a director to the Company the Board of Directors approved certain changes to Mr. Killian’s current equity grants. 1,800 unvested restricted stock grants currently held by Mr. Killian will be immediately vested as of September 9, 2009. In addition, all stock option grants currently held by Mr. Killian will continue to vest in installments in accordance with their respective terms and may be exercised on or before September 9, 2012 in the case of 7,500 options with a 3 year vesting period, and on or before February 15, 2013, in the case of 2,500 options with a 5 year vesting period.

Mr. Killian has served as a director of the Company since October 2001and will be greatly missed. He helped to take the Company public in 2005 and his tenure with the Company was marked by significant improvement in sales and profit. The Company is grateful for his leadership as he guided the Company, shaping a corporate culture of honesty and integrity. The Company is extremely fortunate to have had his counsel and direction for so many years.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: July 16, 2009

RBC BEARINGS INCORPORATED

By:	/s/ Thomas J. Williams
Name: Thomas J. Williams
Title: Corporate General Counsel & Secretary